Exhibit 99.1

October 7, 2021

Board of Directors of

The ExOne Company

127 Industry Boulevard

North Huntingdon, PA 15642

Re: Amendment No.1, filed October 7, 2021, to the Registration Statement on Form S-4 of Desktop Metal, Inc. (“Desktop Metal”) filed on September 15, 2021 (as so amended, the “Registeration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated August 11, 2021, with respect to the fairness, from a financial point of view and as of the date of such opinion, of the transaction consideration to the holders of Shares of common stock of The ExOne Company (“ExOne”) (other than treasury shares and shares held by Desktop Metal or the Merger Subs) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2021, by and among ExOne, Desktop Metal, Texas Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Desktop Metal and Texas Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Desktop Metal. Terms used herein and not defined herein have the meanings ascribed to them in the Merger Agreement.

The foregoing opinion letter was provided for the information and assistance of the board of directors of ExOne in connection with its consideration of the Mergers and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Desktop Metal has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Exhibit 99.1 to the proxy statement/prospectus included in the above-referenced Registration Statement and to the references to our opinion under the captions headings “Summary — Reasons for the Mergers; Recommendation of the ExOne Board”; “Summary — Opinion of ExOne’s Financial Advisors — Opinion of Stifel Nicolaus & Company, Incorporated”; “The Mergers — Background of the Mergers”; “The Mergers — Reasons for the Mergers; Recommendation of the ExOne Board”, and “The Mergers — Opinion of ExOne’s Financial Advisor — Opinion of Stifel Nicolaus & Company.” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the above-referenced Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of Amendment No.1 to the above-referenced Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-referenced Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED